Exhibit 4.30

MOBIFON HOLDINGS B.V.

 (as Borrower)

- and -

VODAFONE INTERNATIONAL HOLDINGS B.V.

 (as Lender)

REVOLVING CREDIT FACILITY AGREEMENT

for the making of revolving Advances up to

one billion euro

(€1,000,000,000)

This agreement is made on 2 June 2005 between

(1)                                  MOBIFON HOLDINGS B.V., a company incorporated under the laws of The Netherlands whose registered office is at Rivium Quadrant 173-177, 15th Floor, 2909 LC Capelle aan den IJssel, The Netherlands (the “Borrower”); and

(2)                                  VODAFONE INTERNATIONAL HOLDINGS B.V., a company incorporated under the laws of The Netherlands, whose registered office is at Rivium Quadrant 173-177, 15th Floor, 2909 LC Capelle aan den IJssel, The Netherlands and (the “Lender”).

WHEREAS the Lender is willing to make a committed revolving credit facility (the “Facility”) available to the Borrower on and subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.                                      Definitions and Construction

(a)                                  All expressions in this Agreement bearing a plural meaning shall (where the context so admits) also bear the singular thereof, and vice versa.

(b)                                 All references in this Agreement to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) as in force at the date of this Agreement and as subsequently re-enacted or consolidated.

(c)                                  All Clause headings in this Agreement are for ease of reference only, and shall not affect the interpretation of the Clauses which they head.

In this Agreement:

“Advance” shall mean an advance made or to be made by the Lender hereunder as reduced by any prepayment or repayment thereof.

“Agreement” shall, unless the context otherwise requires, be construed as a reference to this agreement, as the same may from time to time be duly amended, varied, supplemented, novated or replaced.

“Agreement Date” shall mean 2 June 2005.

“Available Commitment” means the Facility Amount less the amount of any outstanding Advances.  For the purpose of Clause 6, Advances which are due to be repaid on or before the date of an Advance shall be deemed not to be outstanding.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks and the interbank and foreign exchange markets are open for general business in London and if a payment is required in euro, a TARGET Day.

“Commitment Termination Date” shall mean 2 June 2008.

“EURIBOR” means in relation to any Advance or unpaid sum in euro

(a)                                  the percentage rate per annum of the offered quotation for deposits in euro determined by the Banking Federation of the European Union for a period equal or comparable to the Fixture Period which appears on Bloomberg Page GPGX 509 8 1 EBF at or about 11.00 a.m. Brussels time two Business Days before the first day of the Fixture Period; or

(b)                                if the rate cannot be determined under paragraph (a) above, the rate determined by the Lender as the rate quoted by Barclays Bank PLC to leading banks in the European interbank market for the offering of deposits in euro for a period equal or comparable to the Fixture Period at or about 11.00 a.m. Brussels time two Business Days before the first day of the Fixture Period.

and for the purpose of this definition, “Bloomberg Page GPGX 509 8 1 EBF” means the display designated as GPGX 509 8 1 EBF on the Bloomberg service (or such other pages as may replace GPGX 509 8 1 EBF on that service or such other service as may be nominated by the Banking Federation of the European Union as the information vendor for the purposes of displaying the Banking Federation of the European Union rates for deposits in euro).

“Facility” shall mean the facility which the Lender has agreed to make available to the Borrower upon the terms and subject to the conditions set out in this Agreement and, save where the context otherwise requires, shall be deemed to include all sums from time to time outstanding under the provisions hereof, including principal, interest, costs and expenses.

“Facility Amount” shall mean the amount specified in Clause 2 as reduced pursuant to Clause 9.

“Finance Document” means this Agreement and any other document designated as such by the Lender and the Borrower.

“Fixture Period” shall mean a period fixed for the calculation of the applicable interest rate in accordance with the provisions of Clause 7.

“Group” shall mean at any time the group of companies, including holding companies and subsidiary companies of which the Lender is part.

“Holding Company” shall mean a company within the meaning of Section 736 of the Companies Act 1985 of England and Wales.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)                                  the financial condition, assets, prospects or business of the Borrower;

(b)                                 the ability of the Borrower to perform or comply with its obligations under any Finance Document; or

(c)                                  the validity, legality or enforceability of any Finance Document.

“Senior Debt” means all present and future sums, liabilities and obligations whatsoever (whether actual or contingent) which are now or may at any time hereafter be due and owing (under any agreement, arrangement or otherwise) from the Borrower to the holders of the Senior Notes on any ground whatsoever, other than the Facility Amount.

“Senior Notes” means the 12.50% senior notes due 31 July 2010 issued by the Borrower pursuant to an indenture dated 27 June 2003.

“Spot Rate” shall mean the rate of exchange between EUR and another currency appearing on the Bloomberg Service from time to time.

“Subsidiary” shall mean a subsidiary within the meaning of Section 736 of the Companies Act 1985 of England and Wales and a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985 of England and Wales.

“TARGET Day” shall mean a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is operating.

“VAT” shall mean value added tax as provided for in the Value Added Tax Act 1994 of England and Wales and any other tax of a similar nature.

2.                                      Facility Amount

The Facility Amount shall be the sum of up to €1,000,000,000 (one billion euro).

3.                                      Purpose

Each Advance is being made available for general corporate purposes.

4.                                      Availability

The Facility Amount will become available for drawing by the Borrower subject to receipt by the Lender of the enclosed duplicate of this Agreement duly signed on behalf of the Borrower.

5.                                      Commitment Period

The commitment period during which the Facility Amount is available for drawing shall be the period from the Agreement Date to the Commitment Termination Date.

6.                                      Drawings

When the Borrower wishes to make a drawing hereunder it will give the Lender irrevocable notice not later than 11.00 a.m. (London time) on the day on which the funds are required, in writing (or by telephone, to be immediately confirmed in writing), specifying: the date the funds are required (which must be a Business Day); the Fixture Period; and the amount of the proposed drawing (which must be equal to or less than the Available Commitment).

Funds under this Facility will be made available to the Borrower in EUR by the Lender effecting a deposit in a bank account which is kept in the name of the Borrower with Barclays Bank PLC, London or any such bank account as may be advised in writing by the Borrower to the Lender on or prior to the date of the Advance.

7.                                      Fixture Periods

(a)                                  Each Advance will be fixed for a Fixture Period of 1, 2, 3 or 6 months or any other period agreed by the Lender provided that the Borrower may not select a Fixture Period that would mature later than the Commitment Termination Date.

(b)                                 If any Fixture Period would end on a day which is not a Business Day, such Fixture Period will be extended to the next succeeding Business Day, unless that would take it into the next calendar month, in which case it shall end on the preceding Business Day.

8.                                      Interest

Interest on each Advance will be calculated on the basis of a year of 360 or days and the actual number of days elapsed and will be paid in arrear at the end of each Fixture Period at a rate per annum equal to EURIBOR plus a margin of 1.00% per cent. The Borrower or Lender may amend the initial margin within 4 weeks of the initial drawing, having regard to independent estimates of margins applicable to the Facility, whether this results in a higher or lower margin.

The change in margin shall be effected by the Lender writing to the Borrower, giving notification of the revised margin.  The revised margin shall apply to all further advances until otherwise amended.  In addition, the Borrower and Lender agree to retrospectively adjust the interest rate on the then current and all previous drawings under this Facility.  Any subsequent payment between the parties to this Facility in this respect shall be regarded as interest.

The Borrower shall pay accrued interest on each Advance on the last day of the Fixture Period.

9.                                      Repayment, Prepayment and Cancellation

(a)                                  Change of Control:

Subject to the terms of the Senior Debt, in the event that the Borrower ceases to be a Subsidiary of Vodafone Group Plc, the Lender may by notice to the Borrower cancel the Facility and declare all outstanding Advances immediately due and payable together with interest accrued to the date of repayment and all other monies owing under the Facility whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                                 Repayment and Cancellation:

Subject to the terms of the Senior Debt:

(i)                                     The Borrower shall repay each Advance on the last day of its Fixture Period to the Lender.

(ii)                                    Subject to the terms of this Agreement, any amount repaid or prepaid may be redrawn.

(iii)                               The Borrower may, if it gives notice to the Lender not later than 11.00 a.m. (London time), prepay the whole or any part of an Advance on that day.

(iv)                              Any prepayment under this Agreement shall be made together with interest accrued to the date of prepayment on the amount prepaid and subject to payment of any Break Costs, without premium or penalty.

(v)                                 The Borrower may, at any time before the Commitment Termination Date, cancel without penalty, the whole or part of the Facility Amount which is for the time being undrawn.  The Facility Amount will be reduced accordingly. Amounts cancelled will not be available for re-drawing.

10.                               Subordination

Except as permitted by Section 9 hereof, from the date hereof until the date on which all Senior Debt shall have been irrevocably and unconditionally paid or discharged in full, the Lender shall not directly apply for, or ask, demand, sue or prove for, take or receive from the Borrower, by cash receipt, set-off or in any other manner whatsoever, the whole or any part of the Facility Amount, nor assign, charge or deal with the same or take any security from the Borrower or any other party therefore.

11.                               Events of Default

Each of the events or circumstances set out in this Clause 11 is an Event of Default.

(a)                                  The Borrower does not pay within four Business Days of the due date any amount payable under this Agreement in the currency in which it is expressed to be payable.

(b)                                 Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium on any indebtedness, winding–up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)                                  a composition, assignment or arrangement with any creditor of the Borrower;

(iii)                               the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iv)                              enforcement of any mortgage, lien, charge or other security interest over any assets of the Borrower or any analogous procedure or step is taken to those set out in (i) to (iv) above in any jurisdiction.

(c)                                  The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(d)                                 Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower.

(e)                                  The Lender determines, in its sole discretion, that a Material Adverse Effect exists, has occurred or might occur in respect of the Borrower.

(f)                                    It becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

On and at any time after the occurrence of an Event of Default the Lender may take one or both of the following actions:

(i)                                    by notice to the Borrower cancel the Facility whereupon it shall immediately be cancelled;

(ii)                                  by notice to the Borrower declare that all Advances together with accrued interest and all other amounts accrued or outstanding under this Agreement be immediately due and payable whereupon they shall become due and payable;

whereupon the Lender shall be the Non-Defaulting Party and the Borrower the Defaulting Party.

12.                               Payments

(a)                                  All payments to be made by the Borrower under the Facility will be made without deduction or withholding for or on account of any taxes, fees, charges or levies unless such deduction or withholding is required by law.  If any such deduction or withholding is required by law, the Borrower shall make the same within the time allowed and in the minimum amount required by law and agrees to provide the Lender with receipts evidencing payment of the same.  The Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to make payments under the Facility without any deduction or withholding.

(b)                                 In the event that any such deduction or withholding is required by law, the Lender may, in its sole discretion, by notice to the Borrower, require the Borrower to pay such additional amounts as may be necessary to ensure the Lender receives a net amount equal to the full amount which it would have received had that relevant withholding or deduction not been so deducted or withheld and, with effect from the date stated in such notice, (the “Effective Date”) the Borrower shall be obliged to pay to the Lender such additional amounts in respect of all amounts falling due after the Effective Date.

(c)                                  All payments to be made by the Borrower under the Facility shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to the Borrower in connection with the Facility, the Borrower shall pay to the Lender an amount equal to the amount of the VAT.

13.                               Overdue Payments

If and to the extent that full payment of any amount due hereunder is not made by the Borrower on the due date then, without prejudice to the other rights of the Lender, interest will be charged on such overdue amount from the date of such default to the date payment is received by the Lender (after as well as before judgment) calculated on the basis of a year of 360 days and the actual number of days elapsed at the rate comprising of 3.0 per cent per annum above EURIBOR for such successive periods as the Lender, in its sole discretion, may from time to time determine, such interest becoming due and payable at the end of each such period.

14.                               Currency of Amount

(a)                                  A repayment of an Advance or a part of an Advance shall be made in the currency in which the Facility is denominated on its due date.

(b)                                 Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)                                  Each payment in respect of costs, expenses or taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

15.                               Change of Currency

Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then

(a)                                  any reference in the Facility to, and any obligations arising under the Facility in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender; and

(b)                                 any translation from one currency or currency unit shall be at a rate equal to the Spot Rate.

16.                               Increased Costs

(a)                                  Subject to Clause 16(d), the Borrower shall, within three Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender as a result of

(i)                                     the introduction of or any change in (or the interpretation, administration or application of) any law or regulation; or

(ii)                                  compliance with any law or regulation made after the date of this Agreement.

(b)                                 In this Agreement, “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under the Facility which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into this Agreement or funding or performing its obligations under this Facility.

(c)                                  If the Lender intends to make a claim pursuant to Clause 16(a) it shall notify the Borrower of the event giving rise to the claim.

(d)                                 Clause 16(a) shall not apply to the extent that any Increased Cost is:

(i)                                     attributable to a tax deduction or withholding required by law to be made by the Borrower pursuant to Clause 12; or

(ii)                                  attributable to the wilful breach by the Lender of any law or regulation.

17.                               Set-off

Any amounts payable by one party to the other after an Event of Default occurs, at the option of the Non-Defaulting Party (and without prior notice to the Defaulting Party), may be reduced by its set-off against any amounts (the “Other Amounts”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Non-Defaulting Party (irrespective of the currency or place of payment of the obligation), including those amounts falling due under any other agreements between the parties or instruments or undertakings issued or executed by one party to, or in favour of, the other party and the Other Amounts will be discharged promptly and in all respects to the extent it is so set-off.  The Non-Defaulting Party will as soon as reasonably practicable give notice to the Defaulting Party of any set-off effected under this Clause 17.

If the amounts (or the relevant portion of such amounts) to be set-off are denominated in different currencies, the Non-Defaulting Party shall apply a rate equal to the Spot Rate on the day the amounts to be set off are calculated.

If any obligation is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and effect a set-off in respect of the amount so estimated, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Clause 17 shall be effective to create a charge or other security interest. This Clause 17 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled whether by operation of law, contract or otherwise.

18.                               Commitment Fee

The Borrower will pay to the Lender a commitment fee, at the initial rate of 50% of the margin per cent per annum in EUR calculated on a daily basis from the Agreement Date, on the basis of the actual number of days elapsed and a year of 360 days on the undrawn and uncancelled amount of the Facility.

The Borrower or Lender may amend the initial rate within 4 weeks of the initial drawing, having regard to independent estimates of rates applicable to the Facility, whether this results in a higher or lower rate.

The change in rate shall be effected by the Lender writing to the Borrower, giving notification of the revised rate.

The commitment fee will be payable quarterly in arrear during the term of the Facility, the first such payment to be made within 30 days of the next calendar quarter-end date from the date of this Agreement and the last such payment on the Commitment Termination Date.

19.                               Changes in Circumstances

If at any time it is unlawful for the Lender to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder or to provide the Facility hereunder, then that Lender shall, promptly after becoming aware of the same, notify the Borrower, and the Lender shall not after delivery of such notification be obliged to make Advances hereunder and the Facility Amount shall be reduced to nil and the Borrower shall on such date as that Lender shall have specified by notice in writing (being the latest Business Day by which the relevant law requires that the same be repaid) repay the outstanding Advances made by the Lender to it together with accrued interest thereon.

20.                               Notices

Save as otherwise provided herein, each notice, request, demand or other communication to be given or made hereunder shall be (a) in English and (b) given in writing addressed in the case of each party, to its address or fax number stated below or such other address or fax number as notified to the relevant party in writing from time to time.

Lender:	Borrower:
VODAFONE INTERNATIONAL HOLDINGS B.V.	MOBIFON HOLDINGS B.V.
Rivium Quadrant 173-177 15th Floor 2909 LC Capelle aan den IJssel, The Netherlands	Rivium Quadrant 173-177 15th Floor 2909 LC Capelle aan den IJssel, The Netherlands
For the attention of:	For the attention of
Michiel Heere	Michiel Heere
Fax: +31 10 498 7722	Fax: +31 10 498 7722

Any communication will only be effective if by way of fax when received in legible form and if by way of letter when delivered to the relevant address.

21.                               Severance

If at any time any one or more provisions contained in this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any applicable jurisdiction, neither the validity, legality or enforceability of the remaining provisions hereof nor the validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

22.                               Non-Waiver

No failure by the Lender to exercise and no delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.                               Break Costs

The Borrower shall on demand by the Lender pay any costs incurred by the Lender as a result of all or part of an Advance or any other sum due and payable being paid by the Borrower on a day other than the last day of its Fixture Period for that Advance or any sum due and payable.

24.                               Assignment

Both the Lender and the Borrower may assign or transfer by novation all or any parts of its rights and obligations under this Facility to any company in its Group, provided it has received the prior written consent of Vodafone Group Plc and that no Event of Default is continuing where the Borrower is the Defaulting Party.

25.                               Amendments and Waivers

All amendments and waivers to this Agreement must be made in writing and signed by the Lender and the Borrower.

26.                               Law

This Agreement shall be governed by and construed in accordance with English law.  The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of England and waives any objections on the grounds of venue or forum non conveniens or any similar grounds.

27.                               English Language

All notices or communications under or in connection with this Agreement shall be in English.

28.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original of one and the same Agreement.

29.                               Third Party Rights

Save as provided in Clause 24 a person who is not a party to this Agreement shall have no right to enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

Signed by
for and on behalf of
MOBIFON HOLDINGS B.V.

Signed by
for and on behalf of
VODAFONE INTERNATIONAL HOLDINGS B.V.